Exhibit 99.1

Vonage Holdings Corp. Reports Second Quarter 2014 Results
-- 51% Year-over-Year Revenue Growth in Vonage Business Solutions --
-- Adjusted EBITDA1 of $29 Million --
-- Revenue of $219 Million --
-- Net Income of $15 Million or $0.07 per Share Excluding Adjustments2 -
-- BasicTalk Retail Distribution Expands to Include 19,000 Total Stores -
-- Company Announces Bank Commitments for Expanded $225 Million, 4-Year Credit Facility --

Holmdel, NJ, July 31, 2014 - Vonage Holdings Corp. (NYSE: VG), a leading provider of communications services connecting consumers and businesses through cloud-connected devices worldwide, today announced results for the second quarter ended June 30, 2014.
Vonage reported adjusted earnings before interest, taxes, depreciation and amortization1 (“EBITDA”) of $29 million. Adjusted EBITDA was flat sequentially and up from $27 million in the year ago quarter. The Company reported income from operations of $12 million, up from $10 million sequentially and down from $14 million in the year ago quarter.
GAAP net income was $6 million or $0.03 per share, up from $5 million or $0.02 per share sequentially and down from $7 million or $0.04 per share in the year ago period. Net income, excluding adjustments2, was $15 million or $0.07 per share, up from $13 million or $0.06 per share sequentially and up from $12 million or $0.06 per share in the year ago quarter.
Revenue was $219 million, down from $221 million sequentially and up from $205 million in the prior year due to the acquisition and subsequent growth of Vonage Business Solutions (“VBS”, formerly Vocalocity). VBS grew revenue 18% sequentially and 51% compared to the prior year, both on a pro forma basis.
“Maintaining our highest level of adjusted EBITDA in the last five quarters, we continued to make good progress on our growth priorities,” said Marc Lefar, Vonage Chief Executive Officer.  “Revenue growth in our Business Solutions group continues to accelerate, reflecting the success of multiple sales and marketing initiatives along with the continued adoption of cloud communications in the small and medium business market. Our North American consumer business further expanded our national distribution footprint for BasicTalk, which will reach 19,000 doors by year end. In Brazil, we successfully completed an initial launch of our service in two small markets and began marketing in Sao Paulo last week. And yesterday’s upgrade to Vonage Mobile enables a single account to operate concurrently across multiple devices, including iPads, and allows users to make and receive calls directly from their tablet while continuing to multi-task.”

Second Quarter Financial and Operating Results
Average Revenue per User (“ARPU”) was $28.59, down from $28.86 sequentially, and down from $29.06 in the prior year, which includes the impact of the growth of BasicTalk customers as a percentage of the Company's customer base.
Direct cost of telephony services (“COTS”) was $52 million, down from $53 million sequentially. COTS declined from $54 million in the year ago quarter, primarily due to lower international termination and network costs, despite incremental termination costs from the addition of VBS. On a per line basis, COTS was $6.84, down from $6.88 sequentially and from $7.60 in the year ago quarter.
Direct cost of goods sold was $9 million, down from $10 million sequentially and flat from the year ago quarter. Direct margin3 was 72%, flat sequentially and up from 69% in the year ago quarter.
Selling, general and administrative (“SG&A”) expense was $74 million, down from $78 million in the prior quarter, and up from $61 million in the year ago quarter. The sequential decrease is primarily due to a decrease in compensation and employee related expenses from the seasonally high first quarter, and the impact of tax accruals and settlements. The increase from the prior year reflects higher selling and compensation-related expense from the addition of VBS. This year-over-year increase was partially offset by a 7% improvement in consumer customer care costs per line, reflecting continued improvements in key metrics including Contact Rate, which declined by 8%, and Average Handle Time, which declined 6% from a year ago.
Marketing expense was $59 million, up from $57 million sequentially, and up from $58 million in the year ago quarter due to the inclusion of marketing expense for VBS and the launch of service in Brazil, neither of which was present in the prior year. Subscriber line acquisition cost (“SLAC”) was $342, up from $299 sequentially, primarily due to lower gross line additions in the consumer business, and down from $375 in the year ago quarter, primarily due to lower marketing expense in the consumer business and lower SLAC attributable to VBS.
Gross line additions were 172,000, down from 191,000 sequentially and up from 155,000 in the prior year. The Company reported a loss of 7,000 net lines during the quarter, down from 13,000 net line additions sequentially and down from 3,000 net line additions in the year ago quarter. These lower line additions reflect planned actions to enhance the profitability of the assisted sales channel; media under-delivery due to lower ratings on certain cable networks on which Vonage advertises; and lower BasicTalk sales affected by seasonality at Walmart that started in the latter part of the first quarter and carried into April and May. Consolidated churn was 2.6%, flat sequentially and up from 2.4% in the prior year. Churn at VBS increased sequentially to 1.9% from 1.6%, reflecting the fluctuations associated with the relative size of VBS’s customer base.
As of June 30, 2014, cash and cash equivalents, including $3 million in restricted cash, totaled $58 million, resulting in net debt of $47 million. Capital expenditures, including expenditures related to the acquisition and development of software assets, were $6 million, up from $4 million sequentially and down from $8 million compared to the year ago quarter. Free Cash Flow4 in the quarter was $18 million, up from $6 million sequentially due in part to changes in working capital in the seasonally low first quarter, and up from $11 million in the year ago quarter, due to higher EBITDA.

Growth Priorities
Vonage Business Solutions delivered strong results for the second straight quarter, demonstrating material acceleration in revenue growth from prior quarters. Increased marketing investment, outbound sales organization expansion, the benefits of Vonage rebranding, and the improved yield on business leads redirected from the consumer business all have contributed to the strong quarter and significant revenue increase. VBS continues to outpace competitors on service revenue growth rate, making it the fastest growing major hosted cloud communications provider. The Company also continued to realize the benefits of many of the synergies targeted at the time of acquisition, including the dramatic reduction in COTS and reductions in E-911, shipping and SG&A costs.

Vonage further expanded its national distribution footprint for BasicTalk, which will be carried in more than 7,000 CVS/pharmacy stores. This increases to 19,000 the number of retail locations nationwide that will be offering BasicTalk, including Walmart. BasicTalk also recently became available on Amazon.com. The rollout of the new stores and online distribution will occur through the third and fourth quarters.

As planned, Vonage Brazil successfully executed an initial launch of its service in two smaller cities in Brazil, Curitiba and Brasilia, which represent about 10% of its addressable market. Vonage Brazil is expanding to additional markets over the coming months, beginning in Sao Paulo, where marketing began last week.

Vonage continues to leverage its mobile capabilities across the entire business to create greater utility of services. This week, the Company updated Vonage Mobile to bring off-net calling, video chat and video messaging to the iPad. Now users can make and receive calls directly from their tablet when connected to a data network, while continuing to multi-task with their favorite apps. Vonage Mobile can also run on multiple devices concurrently using a single Vonage account, so calls to the Vonage app will ring all registered devices simultaneously, allowing users to answer the call on their smart phone or iPad. Mobile enhancements are also underway for the business mobile app, which will help attract new customers and provide additional value to existing customers. The new business mobile features and functionality will also provide the underlying communications technology for third-party distribution platforms.
New $225 Million Credit Facility

Capitalizing on the low interest rate environment and Vonage’s strong financial position, the Company has received commitments from all members of its current bank lending group and additional banks for a new, expanded $225 million credit agreement to provide increased financial and strategic flexibility, including for acquisitions. The new debt agreement consists of a four-year, $100 million senior secured term loan and a $125 million revolving credit facility. The Company plans to use $90 million of the proceeds of the term loan to retire all current debt under its existing facility. Closing is expected in the next several weeks.
Share Repurchase Program
During the second quarter, Vonage repurchased 3.5 million shares of its common stock for $13 million. The Company has repurchased 23 million shares for $74 million under the current $100 million plan authorized through 2014. Since the beginning of its repurchase program in August 2012 through the second quarter of 2014, Vonage has repurchased 37 million shares for $107 million at an average price of $2.87 per share. Vonage expects to continue to execute the $100 million share repurchase authorization in the second half of 2014.
Updated Outlook
The company currently expects revenue growth for 2014 to be in the five percent area on a GAAP basis.  Assuming Vonage owned Vocalocity for all of 2013, revenue is expected to be between zero and negative two percent.  Relative to the prior outlook, this reflects the second half revenue impact of lower new customer additions from the first half of the year, lower expected new customer additions in the second half due to actions to optimize the profitability of certain sales channels, and timing differences in the rollout of BasicTalk to additional locations and in the expansion of marketing in Brazil.  The company expects EBITDA to be in the $106-112 million range, higher than prior expectations.

(1)	This is a non-GAAP financial measure. Refer below to Table 3 for a reconciliation to GAAP income (loss) from operations.

(2)	This is a non-GAAP financial measure. Refer below to Table 4 for a reconciliation to GAAP net income (loss).

(3)	Direct margin is defined as revenues less direct cost of telephony services and direct cost of goods sold as a percentage of revenues.

(4)	This is a non-GAAP financial measure. Refer below to Table 5 for a reconciliation to GAAP net cash provided by operating activities.

VONAGE HOLDINGS CORP.
TABLE 1. CONSOLIDATED FINANCIAL DATA
(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,
	2014	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of Income Data:
Revenues	$218,882	$220,733	$204,776	$439,615	$413,863

Operating Expenses:
Direct cost of telephony services (excluding depreciation and amortization of $5,098, $5,154, $3,510, $10,252, and $6,962, respectively)	52,385	52,617	53,527	105,002	108,708
Direct cost of goods sold	9,450	9,739	9,217	19,189	18,095
Selling, general and administrative	73,569	78,453	61,481	152,022	124,391
Marketing	59,003	57,264	58,330	116,267	109,999
Depreciation and amortization	12,459	12,338	8,205	24,797	16,180
	206,866	210,411	190,760	417,277	377,373
Income from operations	12,016	10,322	14,016	22,338	36,490
Other income (expense):
Interest income	31	91	74	122	111
Interest expense	(1,434)	(2,077)	(1,732)	(3,511)	(3,189)
Other income (expense), net	36	(13)	(17)	23	(56)
	(1,367)	(1,999)	(1,675)	(3,366)	(3,134)
Income before income tax expense	10,649	8,323	12,341	18,972	33,356
Income tax expense	(5,266)	(4,118)	(4,894)	(9,384)	(12,862)
Net income	5,383	4,205	7,447	9,588	20,494
Plus: Net loss attributable to noncontrolling interest	135	383	—	518	—
Net income attributable to Vonage	$5,518	$4,588	$7,447	$10,106	$20,494
Net income attributable to Vonage per common share:
Basic	$0.03	$0.02	$0.04	$0.05	$0.10
Diluted	$0.02	$0.02	$0.03	$0.05	$0.09
Weighted-average common shares outstanding:
Basic	211,390	212,195	212,169	211,790	213,404
Diluted	221,002	225,187	219,837	221,310	222,331

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,
	2014	2014	2013	2014	2013
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Statement of Cash Flow Data:
Net cash provided by operating activities	$24,082	$9,387	$18,852	$33,469	$28,604
Net cash used in investing activities	(5,403)	(3,729)	(7,657)	(9,132)	(10,744)
Net cash used in financing activities	(18,272)	(34,690)	(17,567)	(52,962)	(14,921)
Capital expenditures and development of software assets	(6,402)	(3,728)	(7,656)	(10,130)	(12,000)

VONAGE HOLDINGS CORP.
TABLE 1. SUMMARY CONSOLIDATED FINANCIAL DATA - (Continued)
(Dollars in thousands, except per share amounts)

	June 30,	December 31,
	2014	2013
	(unaudited)
Balance Sheet Data (at period end):
Cash and cash equivalents	$54,962	$84,663
Restricted cash	3,411	4,405
Accounts receivable, net of allowance	21,705	19,649
Inventory, net of allowance	7,266	10,584
Prepaid expenses and other current assets	23,523	16,892
Deferred customer acquisition costs	4,462	5,184
Property and equipment, net	44,830	52,243
Goodwill	83,627	83,627
Software, net	22,068	20,557
Debt related costs, net	769	1,313
Intangible assets, net	68,207	76,850
Total deferred tax assets, including current portion, net	256,365	264,900
Other assets	1,450	1,882
Total assets	$592,645	$642,749
Accounts payable and accrued expenses	$117,090	$130,994
Deferred revenue	36,463	37,335
Total notes payable and indebtedness under revolving credit facility, including current portion	90,000	121,666
Capital lease obligations	11,704	13,090
Other liabilities	1,660	1,628
Total liabilities	$256,917	$304,713
Redeemable noncontrolling interest	$(587)	$(38)
Total stockholders' equity	$336,315	$338,074

VONAGE HOLDINGS CORP.
TABLE 2. SUMMARY CONSOLIDATED OPERATING DATA
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,
	2014	2014	2013	2014	2013
Consolidated:
Gross subscriber line additions	172,346	191,413	155,412	363,759	303,415
Change in net subscriber lines	(6,695)	12,503	2,541	5,808	(9,859)
Subscriber lines (at period end)	2,548,734	2,555,429	2,349,957	2,548,734	2,349,957
Average monthly customer churn	2.6%	2.6%	2.4%	2.6%	2.5%
Average monthly operating revenue per line	$28.59	$28.86	$29.06	$28.78	$29.29
Average monthly direct cost of telephony services per line	$6.84	$6.88	$7.60	$6.87	$7.69
Marketing costs per gross subscriber line addition	$342	$299	$375	$320	$363
Employees (excluding temporary help) (at period end)	1,279	1,287	946	1,279	946
Direct margin as a % of revenues	71.7%	71.8%	69.4%	71.8%	69.4%
Vonage Business Solutions (1):
Revenue (in 000s; pro forma) (2)	$22,556	$19,048	$14,962	$41,604	$28,599
Customers	34,258	29,809		34,258
Average monthly customer churn (pro forma)	1.9%	1.6%		1.8%

(1) Vonage Business Solutions includes acquired Vocalocity business plus new business services revenue since acquisition; excludes Vonage legacy business services revenue.
(2) Revenue assumes the acquisition of Vocalocity as of January 1, 2013.

VONAGE HOLDINGS CORP.
TABLE 3. RECONCILIATION OF GAAP INCOME FROM OPERATIONS
TO ADJUSTED EBITDA
(Dollars in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,
	2014	2014	2013	2014	2013
Income from operations	$12,016	$10,322	$14,016	$22,338	$36,490
Depreciation and amortization	12,459	12,338	8,205	24,797	16,180
Share-based expense	4,820	6,294	4,419	11,114	8,401
Acquisition related costs	4	114	—	118	—
Net loss attributable to noncontrolling interest	135	383	—	518	—
Adjusted EBITDA	$29,434	$29,451	$26,640	$58,885	$61,071

VONAGE HOLDINGS CORP.
TABLE 4. RECONCILIATION OF GAAP NET INCOME ATTRIBUTABLE TO VONAGE
TO NET INCOME ATTRIBUTABLE TO VONAGE EXCLUDING ADJUSTMENTS
(Dollars in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,
	2014	2014	2013	2014	2013
Net income attributable to Vonage	$5,518	$4,588	$7,447	$10,106	$20,494
Amortization of acquisition - related intangibles	3,762	3,763	—	7,525	—
Acquisition related costs	4	114	—	118	—
Income tax expense	5,266	4,118	4,894	9,384	12,862
Net income attributable to Vonage excluding adjustments	$14,550	$12,583	$12,341	$27,133	$33,356
Net income attributable to Vonage per common share:
Basic	$0.03	$0.02	$0.04	$0.05	$0.10
Diluted	$0.02	$0.02	$0.03	$0.05	$0.09
Weighted-average common shares outstanding:
Basic	211,390	212,195	212,169	211,790	213,404
Diluted	221,002	225,187	219,837	221,310	222,331
Net income attributable to Vonage per common share, excluding adjustments:
Basic	$0.07	$0.06	$0.06	$0.13	$0.16
Diluted	$0.07	$0.06	$0.06	$0.12	$0.15
Weighted-average common shares outstanding:
Basic	211,390	212,195	212,169	211,790	213,404
Diluted	221,002	225,187	219,837	221,310	222,331

VONAGE HOLDINGS CORP.
TABLE 5. FREE CASH FLOW
(Dollars in thousands)
(unaudited)

	Three Months Ended			Six Months Ended
	June 30,	March 31	June 30,	June 30,
	2014	2014	2013	2014	2013
Net cash provided by operating activities	$24,082	$9,387	$18,852	$33,469	$28,604
Less:
Capital expenditures	(2,157)	(942)	(3,772)	(3,099)	(5,803)
Acquisition and development of software assets	(4,245)	(2,786)	(3,884)	(7,031)	(6,197)
Free cash flow	$17,680	$5,659	$11,196	$23,339	$16,604

VONAGE HOLDINGS CORP.
TABLE 6. RECONCILIATION OF NOTES PAYABLE AND CAPITAL LEASES TO NET DEBT
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2014	2013
Current maturities of capital lease obligations	$3,119	$2,889
Current portion of notes payable	23,333	23,333
Total notes payable and indebtedness under revolving credit facility, net of current maturities	66,667	98,333
Capital lease obligations, net of current maturities	8,585	10,201
Gross debt	101,704	134,756
Less:
Unrestricted cash	54,962	84,663
Net debt	$46,742	$50,093

About Vonage
Vonage (NYSE: VG) is a leading provider of communications services connecting consumers and businesses through cloud-connected devices worldwide, with approximately 2.5 million subscriber lines. Vonage provides a robust suite of feature-rich, affordable residential and business communication solutions that offer flexibility, portability and ease-of-use for both landline and mobile phones. Vonage's residential service is sold on the web (www.vonage.com) and through telesales and regional and national retailers, and its business service is sold through Vonage Business Solutions (www.vonagebusiness.com) telesales and channel partners.
Vonage Holdings Corp. is headquartered in Holmdel, New Jersey. Vonage® is a registered trademark of Vonage Marketing LLC, owned by Vonage America Inc.
Investor Contact: David Pearson 732.444.6723; david.pearson@vonage.com
Media Contact: Jo Ann Tizzano 732.365.1363; joann.tizzano@vonage.com
Use of Non-GAAP Financial Measures
This press release includes the following measures defined as non-GAAP financial measures by the Securities and Exchange Commission: adjusted earnings before interest, taxes, depreciation and amortization (“adjusted EBITDA”), net income excluding adjustments, net cash and free cash flow.
Adjusted EBITDA
Vonage uses adjusted EBITDA as a principal indicator of the operating performance of its business.
Vonage defines adjusted EBITDA as GAAP income (loss) from operations excluding depreciation and amortization, share-based expense, acquisition related costs, and net loss attributable to our noncontrolling interest in our Brazilian joint venture.
Vonage believes that adjusted EBITDA permits a comparative assessment of its operating performance, relative to its performance based on its GAAP results, while isolating the effects of depreciation and amortization, which may vary from period to period without any correlation to underlying operating performance, of share-based expense, which is a non-cash expense that also varies from period to period, of one-time acquisition related costs, and of net loss attributable to our noncontrolling interest in our Brazilian joint venture.
The Company provides information relating to its adjusted EBITDA so that investors have the same data that the Company employs in assessing its overall operations. The Company believes that trends in its adjusted EBITDA are valuable indicators of the operating performance of the Company on a consolidated basis and of its ability to produce operating cash flow to fund working capital needs, to service debt obligations, and to fund capital expenditures.
Net income excluding adjustments
Vonage defines net income excluding adjustments, as GAAP net income (loss) excluding income tax expense, amortization of acquisition-related intangible assets, and acquisition-related costs.
The Company has excluded income tax expense, amortization of acquisition-related intangible assets, and acquisition-related costs from its net income (loss). The Company believes that excluding these items will assist investors in evaluating the Company's operating performance and in better understanding its results of operations as income tax expense does not reflect the taxes that we pay during the periods reported due to the availability of significant net operating losses, amortization of acquisition-related intangible assets which is a non-cash item, and one-time acquisition-related costs.
Net debt (cash)
Vonage defines net debt (cash) as the current and long-term portion of notes payable and capital lease obligations less unrestricted cash.
Vonage uses net debt (cash) as a measure of assessing leverage, as it reflects the gross debt under the Company's credit agreements and capital leases less cash available to repay such amounts. The Company believes that net cash is also a factor that third parties consider in valuing the Company.
Free cash flow
Vonage defines free cash flow as net cash provided by operating activities minus capital expenditures and acquisition and development of software assets.
Vonage considers free cash flow to be a liquidity measure that provides useful information to management about the amount of cash generated by the business that, after the acquisition of equipment and software, can be used by Vonage for debt service and strategic opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.
The non-GAAP financial measures used by Vonage may not be directly comparable to similarly titled measures reported by other companies due to differences in accounting policies and items excluded or included in the adjustments, which limits its usefulness as a comparative measure. These non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for, or superior to, GAAP results.

Conference Call and Webcast
Management will host a webcast discussion of the quarter on Thursday, July 31, 2014 at 10:00 AM Eastern Time. To participate, please dial (877) 359-9508 approximately 10 minutes prior to the call. International callers should dial (224) 357-2393. A replay will be available approximately two hours after the conclusion of the call through August 7, 2014, and may be accessed by dialing (855) 859-2056. International callers should dial (404) 537-3406. The replay passcode is: 24536462.
The webcast will be broadcast live through Vonage's Investor Relations website at http://ir.vonage.com. Windows Media Player or RealPlayer is required to listen to this webcast. A replay will be available shortly after the live webcast.
Safe Harbor Statement

This press release contains forward-looking statements regarding growth priorities, including new products and related investment, gross line additions and net lines, revenues, churn, financial resources, the Company's stock repurchase plan, capital and software expenditures, and the acquisition of Vocalocity. In addition, other statements in this press release that are not historical facts or information may be forward-looking statements. The forward-looking statements in this release are based on information available at the time the statements are made and/or management's belief as of that time with respect to future events and involve risks and uncertainties that could cause actual results and outcomes to be materially different. Important factors that could cause such differences include, but are not limited to: the competition the Company faces; the Company's ability to adapt to rapid changes in the market for voice and messaging services; the Company's ability to retain customers and attract new customers; the Company's ability to establish and expand strategic alliances; governmental regulation and related actions and taxes in the Company's international operations; increased market and competitive risks, including currency restrictions, in the Company's international operations; risks related to the acquisition or integration of future businesses or joint ventures, including the risks related to the acquisition of Vocalocity; the Company's ability to obtain or maintain relevant intellectual property licenses; intellectual property and other litigation that have been and may be brought against the Company; failure to protect the Company's trademarks and internally developed software; security breaches and other compromises of information security; the Company's dependence on third party facilities, equipment, systems and services; system disruptions or flaws in the Company's technology and systems; uncertainties relating to regulation of VoIP services; liability under anti-corruption laws; results of regulatory inquiries into the Company's business practices; fraudulent use of the Company's name or services; the Company's ability to maintain data security; the Company's dependence upon key personnel; the Company's dependence on its customers' existing broadband connections; differences between the Company's service and traditional phone services, including the Company's 911 service; restrictions in the Company's debt agreements that may limit the Company's operating flexibility; the Company's ability to obtain additional financing if required; any reinstatement of holdbacks by the Company's vendors; the Company's history of net losses and ability to achieve consistent profitability in the future; the Company's available capital resources and other financial and operational performance, which may cause the Company not to make common stock repurchases as currently anticipated or to commence or suspend such repurchases from time to time without prior notice; and other factors that are set forth in the “Risk Factors” section and other sections of Vonage's Annual Report on Form 10-K for the year ended December 31, 2013, as well as in the Company's Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. While the Company may elect to update forward-looking statements at some point in the future, it specifically disclaims any obligation to do so, and therefore, you should not rely on these forward-looking statements as representing the Company's views subsequent to today.

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